Advanced Series Trust
For the period ended 12/31/08
File number 811-5186

                               SUB-ITEM 77D-9

                              ADVANCED SERIES TRUST

           Supplement dated August 22, 2008 to the Prospectus
                                dated May 1, 2008

This supplement sets forth certain changes to the Prospectus of Advanced Series Trust (the Fund) dated May 1, 2008 with respect to the indicated Portfolios of the Fund. The Portfolios discussed in this supplement may not be available under your variable contract. For more information about the Portfolios available under your contract, please refer to your contract prospectus. The following should be read in conjunction with the Fund's Prospectus and should be retained for future reference.

I. Addition of Quantitative Management Associates LLC,
Jennison Associates LLC, and Prudential Investment
Management, Inc. as subadvisers to AST Aggressive Asset
Allocation Portfolio, AST Capital Growth Asset Allocation
Portfolio, AST Balanced Asset Allocation Portfolio(formerly
AST Conservative Asset Allocation Portfolio), AST
Preservation Asset Allocation Portfolio (collectively, the
"AST Dynamic Asset Allocation Portfolios") and AST Advanced
Strategies Portfolio.   Shareholders recently approved a
new subadvisory agreement among Prudential Investments LLC
("PI"), AST Investment Services, Inc. ("AST Investment" and together with PI, the "Manager") and each of Quantitative
Management Associates LLC ("QMA"), Prudential Investment
Management, Inc. and Jennison Associates LLC (each, a
"Subadviser," and collectively, the "Subadvisers") for each of the above-referenced Portfolios (the "Subadvisory
Agreement").

Although QMA, Jennison and PIM have been appointed to serve as subadvisers to each Portfolio, the Manager currently utilizes only QMA as a subadviser. QMA provides advisory services relating to the underlying asset allocations of each AST Dynamic Asset Allocation Portfolio. QMA also provides the day-to-day management of the Advanced
Strategies II investment category of the AST Advanced
Strategies Portfolio, which invests primarily in exchange-traded funds. The Manager has no current plans or intention to utilize Jennison or PIM to provide any investment advisory services to the Portfolios. Depending on future circumstances and other factors, however, the Manager, in its discretion, and subject to further approval by the Board, may in the future elect to utilize Jennison or PIM to provide investment advisory services to any or all of the Portfolios, consistent with the terms of the Subadvisory Agreements. To reflect this change, the following modifications will be made to the Fund's
Prospectus:

1. The section entitled Risk/Return Summary-Asset
Allocation Portfolios: Investment Objectives and Principal
Strategies-AST Dynamic Asset Allocation Portfolios is hereby deleted and replaced with the following:

AST Aggressive Asset Allocation Portfolio
AST Capital Growth Asset Allocation Portfolio
AST Balanced Asset Allocation Portfolio (formerly AST
Conservative Asset
      Allocation Portfolio)
AST Preservation Asset Allocation Portfolio

Investment Objective: The investment objective of each Portfolio is to obtain the highest potential total return consistent with its specified level of risk tolerance.

These Portfolios are "funds of funds." That means that each invests primarily in one or more mutual funds in accordance with its own asset allocation strategy.
Other mutual funds in which in which they may invest are collectively referred to as the "Underlying
Portfolios." Consistent with the investment objectives and policies of the portfolios, other mutual funds may from time to time may be added to, or removed from, the list of Underlying Portfolios that may be used in connection with the portfolios. Currently, the only
Underlying Portfolios in which they invest are other
Portfolios of the Trust and certain money market funds advised by the Manager or one of its affiliates.

The asset allocation strategy for each Portfolio is determined by PI and QMA. As a general matter, QMA will begin by constructing a neutral allocation for each Portfolio. Each neutral allocation initially divides the assets for the corresponding Portfolio across three broad-based securities benchmark indexes.
These three benchmark indexes are the Russell 3000
Index, which generally serves as a proxy for domestic equities markets, the MSCI EAFE Index, which generally serves as a proxy for international equities markets, and the Lehman Brothers U.S. Aggregate Bond Index, which generally serves a proxy for the investment-grade domestic bond market. Generally, the neutral allocation for the more aggressive Portfolios will emphasize investments in the equity asset class while the neutral allocation for the more conservative portfolios will emphasize investments in the debt/money market asset class. The selection of specific combinations of Underlying Portfolios for each portfolio generally will be determined by PI. PI will employ various quantitative and qualitative research methods to establish weighted combinations of Underlying Portfolios that are consistent with the neutral allocation for each portfolio. QMA will then perform its own forward-looking assessment of macroeconomic, market, financial, security valuation, and other factors. As a result of this assessment, QMA will further adjust the neutral allocation and the preliminary Underlying Portfolio weights for each Portfolio based upon its views on certain factors, including, but not limited to, the following:

asset class (i.e., increase or decrease allocation to Underlying
Portfolios focusing primarily on equity or debt securities)

.. geographic focus (i.e., increase or decrease allocation to Underlying Portfolios focusing primarily on domestic or international issuers)

.. investment style (i.e., increase or decrease allocation to Underlying Portfolios focusing primarily on securities with value, growth, or core characteristics)

.. market capitalization (i.e., increase or decrease allocation to Underlying Portfolios focusing primarily on small-cap, mid-cap, or large-cap issuers) and

.. "off-benchmark" factors (e.g., add exposure to asset sub-classes or investment categories generally not captured in the neutral allocation such as real estate, natural resources, global bonds, limited maturity bonds, high-yield bonds (also referred to as "junk bonds"), or cash.

PI and QMA currently expect that any changes to the asset allocation and Underlying Portfolio weights will be effected within certain pre-determined ranges. See the table in the section entitled "More Detailed
Information About How the Portfolios Invest" for a description of these ranges. Consistent with each Portfolio's principal investment policies, PI and QMA may, however, change the asset allocation and Underlying Portfolio weights both within and beyond such predetermined ranges at any time in their sole discretion. In addition, PI and QMA may, at any time in their sole discretion, rebalance a Portfolio's investments to cause its composition to match the asset allocation and Underlying Portfolio weights.
Although PI and AST Investment serve as the Manager of the Underlying Portfolios, the day-to-day investment management of the Underlying Portfolios is the responsibility of the relevant subadvisers.

These Portfolios are not limited to investing exclusively in shares of the Underlying Portfolios.
Each of these portfolios is now permitted under current law to invest in "securities" as defined under the Investment Company Act of 1940. For these purposes, the term "securities" includes, without limitation, shares of common or preferred stock, warrants, security futures, notes, bonds, debentures, any put, call, straddle, option, or privilege on any security or on any group or index of securities, or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to a foreign currency. Each Portfolio has also applied to the Securities and Exchange Commission (the SEC) for an exemptive order that would permit the Portfolios to invest in futures contracts, options on futures contracts, swap agreements, and other financial and derivative instruments that are not "securities" within the meaning of the Investment Company Act of 1940. As of the date of this Prospectus Supplement, the SEC has not issued the requested exemptive relief.
No assurance can be given that the SEC will grant the requested exemptive relief or adopt final rules to permit such investments.

Principal Risks:

asset allocation risk
underlying portfolio selection risk
subadviser selection risk for underlying trust portfolios fund of funds risk market risk selection risk common and preferred stocks risk investment style risk small- and mid-capitalization company risk market sector/industry risk

2. The section entitled More Detailed Information on How the Portfolios Invest-Investment Objectives and Policies-
AST Dynamic Asset Allocation Portfolios , is hereby deleted and replaced with the following:

AST Aggressive Asset Allocation Portfolio
        AST Capital Growth Asset Allocation Portfolio
        AST Balanced Asset Allocation Portfolio (formerly AST
            Conservative Asset Allocation Portfolio)
        AST Preservation Asset Allocation Portfolio

Investment Objective:   The investment objective of
each   Portfolio is to obtain the highest potential
total return consistent with its specified level of risk tolerance.

The investment objective and the definition of risk tolerance level are not fundamental policies for any of the Dynamic Asset Allocation Portfolios and, therefore, can be changed by the Board of Trustees of the Fund at any time. The current relative risk tolerance level for each of the Dynamic Asset
Allocation Portfolios may be summarized as set forth below:


Principal Investment Policies and Risks . Each of the
Dynamic Asset Allocation Portfolios is a "fund of funds." That means that each Dynamic Asset Allocation
Portfolio invests primarily in one or more mutual funds in accordance with its own asset allocation strategy. Other mutual funds in which in which one of the Dynamic Asset Allocation Portfolios may invest are collectively referred to as the "Underlying
Portfolios." Consistent with the investment objectives and policies of the Dynamic Asset Allocation
Portfolios, other mutual funds may from time to time be added to, or removed from, the list of Underlying Portfolios that may be used in connection with the Dynamic Asset Allocation Portfolios.
Currently, the only Underlying Portfolios in which the Dynamic Asset Allocation Portfolios invest are other
Portfolios of the Trust and certain money market funds advised by an Investment Manager or one of its affiliates.

Investment Process . The asset allocation strategy for each Dynamic Asset Allocation Portfolio is determined by Prudential Investments LLC (PI) and Quantitative
Management Associates LLC (QMA). As a general matter,
QMA begins by constructing a neutral allocation for each Dynamic Asset Allocation Portfolio. Each neutral allocation initially divides the assets for the corresponding Dynamic Asset Allocation Portfolio across three broad-based securities benchmark indexes.
These three benchmark indexes are the Russell 3000
Index, the MSCI EAFE Index, and the Lehman Brothers
U.S. Aggregate Bond Index. The Russell 3000 Index measures the performance of the approximately 3000 largest U.S. companies based on total market capitalization, which represents approximately 98% of the U.S. equity market. The MSCI EAFE Index consists of almost 1,000 stocks in 21 countries outside North and South America, and represents approximately 85% of the total market capitalization in those countries. The
Lehman Brothers U.S. Aggregate Bond Index covers the U.S. dollar-denominated, investment-grade, fixed-rate, taxable bond market of securities that have at least
1-year until final maturity and that are registered with the Securities and Exchange Commission. This index generally includes U.S. government securities, mortgage-backed securities, asset-backed securities, and corporate securities but generally excludes municipal bonds, bonds with equity-type features (e.g., warrants, convertibility, etc.), private placements, floating-rate issues, and inflation-linked bonds. Generally, the neutral allocation for the more aggressive Dynamic Asset Allocation Portfolios will emphasize investments in the equity asset class while the neutral allocation for the more conservative Dynamic Asset Allocation Portfolios will emphasize investments in the debt/money market asset class. The selection of specific combinations of Underlying Portfolios for each portfolio generally will be determined by PI. PI will employ various quantitative and qualitative research methods to establish weighted combinations of Underlying Portfolios that are consistent with the neutral allocation for each portfolio. QMA will then perform its own forward-looking assessment of macroeconomic, market, financial, security valuation, and other factors. As a result of this assessment, QMA will further adjust the neutral allocation and the preliminary Underlying Portfolio weights for each Portfolio based upon its views on certain factors, including, but not limited to, the following:

asset class (i.e., increase or decrease allocation to Underlying
Portfolios focusing primarily on equity or debt securities)

geographic focus (i.e., increase or decrease allocation to Underlying Portfolios focusing primarily on domestic or international issuers)

investment style (i.e., increase or decrease allocation to Underlying Portfolios focusing primarily on securities with value, growth, or core characteristics)

market capitalization (i.e., increase or decrease allocation to Underlying Portfolios focusing primarily on small-cap, mid-cap, or large-cap issuers); and

"off-benchmark" factors (e.g., add exposure to asset sub-classes or investment categories generally not captured in the neutral allocation such as real estate, natural resources, global bonds, limited maturity bonds, high-yield bonds (also referred to as "junk bonds"), or cash.

Under normal conditions, PI and QMA currently expect that the assets of the Dynamic Asset Allocation
Portfolios will be invested as set forth in the table below.

Portfolio       Approximate Net           Approximate Net Assets
                Assets Allocated to       Allocated to Underlying
                Underlying Portfolios     Portfolios Investing
                Investing Primarily       Primarily in Debt
                in Equity Securities      Securities and Money
                                          Market Instruments

AST             100%                      0%
Aggressive      (Generally range from    (Generally range from 0-
Asset            92.5%-100%)              7.5%)
Allocation
Portfolio

AST Capital      75%                       25%
Growth Asset    (Generally range from     (Generally range from
Allocation       67.5%-80%)                20.0%-32.5%)
Portfolio

AST Balanced     60%                       40%
Asset            (Generally range from     (Generally range from
Allocation        67.5%-62.5%)             32.5%-47.5%)

Portfolio
(formerly AST
Conservative Asset
Allocation
Portfolio)

AST Preservation    35%                     65%
Asset              (Generally range from    (Generally range from
Allocation          27.5%-42.5%)             57.5%-72.5%)
Portfolio

PI and QMA currently expect that any changes to the asset allocation and Underlying Portfolio weights will be effected within the above-referenced ranges.
Consistent with each Dynamic Asset Allocation
Portfolio's principal investment policies, PI and QMA may, however, change the asset allocation and Underlying Portfolio weights both within and beyond such above-referenced ranges at any time in their sole discretion. In addition, PI and QMA may, at any time in their sole discretion, rebalance a Dynamic Asset
Allocation Portfolio's investments to cause its composition to match the asset allocation and Underlying Portfolio weights. Although PI and AST
Investment serve as the Manager of the Underlying
Portfolios, the day-to-day investment management of the Underlying Portfolios is the responsibility of the relevant subadvisers.

Other Investments . The Dynamic Asset Allocation
Portfolios are not limited to investing exclusively in shares of the Underlying Portfolios. Each Dynamic
Asset Allocation Portfolio is now permitted under current law to invest in "securities" as defined under the Investment Company Act of 1940. For these purposes, the term "securities" includes, without limitation, shares of common or preferred stock, warrants, security futures, notes, bonds, debentures, any put, call, straddle, option, or privilege on any security or on any group or index of securities, or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to a foreign currency.

Each Portfolio has also applied to the Securities and Exchange Commission (the SEC) for an exemptive order that would permit the Portfolios to invest in futures contracts, options on futures contracts, swap agreements, and other financial and derivative instruments that are not "securities" within the meaning of the Investment Company Act of 1940. As of the date of this Prospectus Supplement, the SEC has not issued the requested exemptive relief. No assurance can be given that the SEC will grant the requested exemptive relief or adopt final rules to permit such investments.

Temporary Investments . Up to 100% of a Dynamic Asset
Allocation Portfolio's assets may be invested temporarily in cash or cash equivalents and the Dynamic Asset Allocation Portfolio may otherwise deviate from its customary investment strategies in response to extraordinary adverse political, economic, financial, or stock market events. Temporary investments may include U.S. or foreign government obligations, commercial paper, bank obligations, and repurchase agreements. While a Dynamic Asset
Allocation Portfolio is in a defensive position, the opportunity to achieve its investment objective will be limited. Shares of the Underlying Portfolios may be sold for a variety of reasons, such as to effect a change in strategic and Underlying Portfolio allocations, to secure gains, to limit losses, or to re-deploy assets to more promising opportunities.

Principal Risks . The Underlying Portfolio shares in which the Dynamic Asset Allocation Portfolios invest have risks, and the value of those shares will fluctuate. As a result, the performance of a Dynamic
Asset Allocation Portfolio depends on how its assets are allocated and reallocated among the Underlying
Portfolios and the performance of those Underlying
Portfolios. A principal risk of investing in each Dynamic Asset Allocation Portfolio is that the
Investment Managers will make less than optimal decisions regarding allocation of assets in the Underlying Portfolios. Because each of the Dynamic
Asset Allocation Portfolios generally invests all of its assets in Underlying Portfolios, the risks associated with each Dynamic Asset Allocation
Portfolio are closely related to the risks associated with the securities and other investments held by the applicable Underlying Portfolios. The ability of each Dynamic Asset Allocation Portfolio to achieve its investment objective will depend on the ability of the Underlying Portfolios to achieve their investment objectives.

Some of these risks related to the Underlying
Portfolios include, but are not limited to, the risks set forth below. Equity securities may decline because the stock market as a whole declines, or because of reasons specific to a company, such as disappointing earnings or changes in its competitive environment. In addition, a Dynamic Asset Allocation Portfolio's level of risk will increase if a significant portion of such Portfolio's assets are allocated to investment in securities of small and medium capitalization companies. The AST Aggressive Asset Allocation
Portfolio, the AST Capital Growth Asset Allocation
Portfolio, and AST Balanced Asset Allocation Portfolio will be particularly subject to the above-referenced risks because each of them will have significant exposure to Underlying Portfolios that invest primarily in equity securities. Any fixed-income allocation of a Dynamic Asset Allocation Portfolio may be subject to changes in market interest rates and changes in the credit quality of specific issuers. In addition, significant exposure to fixed income securities with intermediate to long maturities could subject a Dynamic Asset Allocation Portfolio to the risk of substantial declines in such Portfolio's share price when there are significant changes in market interest rates. A Dynamic Asset Allocation Portfolio's level of risk will increase if a significant portion of such Portfolio's assets are allocated to investment in lower-rated high yield bonds (also commonly known as "junk bonds") or in foreign securities. The AST
Balanced Asset Allocation Portfolio and the AST
Preservation Asset Allocation Portfolio will be particularly subject to the above-referenced risks because each of them will have significant exposure to Underlying Portfolios that invest primarily in fixed-income securities.

For additional information about the risks involved with investing in mutual funds, see this Prospectus under "Risk/Return Summary-Principal Risks."
3. In the section entitled How the Fund is Managed-
Subadvisers , a description of Jennison Associates will be inserted at the end of the section as follows:

Jennison Associates LLC (Jennison) is an indirect, wholly-owned subsidiary of Prudential Financial, Inc.
As of June 30, 2008 Jennison managed in excess of

$85 billion in assets for institutional, mutual fund and certain other clients. Jennison's address is 466 Lexington Avenue, New
York, New York 10017.

4. The paragraph under the heading More Detailed
Information on How the Portfolios Invest-Investment
Objectives & Policies-AST Advanced Strategies Portfolio-
Principal Investment Policies and Risks-Advanced Strategies
II is hereby deleted and replaced with the following:

Advanced Strategies II (QMA/PIM/Jennison) . This investment category will focus primarily on investments in exchange-traded funds (ETFs). As of the date of this Prospectus supplement, QMA will analyze the holdings of the Portfolio and use a top-down, macro- and thematically-driven approach to establish tactical allocations among various components of the capital markets, including equity sectors, equity styles, equity capitalization, developed markets, and emerging markets.

5. The entries in the table under the heading Investment
Subadvisers referring to the AST Dynamic Asset Allocation
Portfolios and AST Advanced Strategies Portfolio are hereby deleted and replaced with the following:

PORTFOLIO                             INVESTMENT SUBADVISER
AST Advanced Strategies               Marsico Capital Management,
Portfolio                              LLC
                                      T. Rowe Price Associates, Inc.
                                      William Blair & Company, LLC
                                      LSV Asset Management
                                      Pacific Investment Management
                                       Company, LLC
                                      Quantitative Management
                                       Associates LLC
                                      Prudential Investment Management
                                       LLC
                                      Jennison Associates LLC

AST Dynamic Asset Allocation          Quantitative Management
Portfolios                             Associates LLC
- AST Aggressive Asset
Allocation Portfolio
- AST Capital Growth Asset
Allocation Portfolio
- AST Balanced Asset
Allocation Portfolio
- AST Preservation Asset
Allocation Portfolio
                                       Prudential Investment
                                        Management LLC
                                       Jennison Associates LLC

II. Fees and Expenses of the Portfolios

1. The section of the Prospectus entitled "Fees and Expenses of the Portfolios" is hereby revised by deleting footnote (1) to the table entitled "Annual Portfolio
Operating Expenses" and substituting new footnote (1) as set forth below:

1 Shares of the Portfolios are generally purchased through variable insurance products. The Fund has entered into arrangements with the issuers of the variable insurance products offering the Portfolios under which the Fund compensates theissuers 0.10% for providing ongoing services to Portfolio shareholders in lieu of the Fund providing such services directly to shareholders. Amounts paid under these arrangements are included in "Other Expenses." Subject to the expense limitations set forth below, for each Portfolio of the Fund other than the Dynamic and Tactical Asset Allocation Portfolios, Prudential Investments LLC and AST Investment Services, Inc. have agreed to voluntarily waive a portion of the 0.10% administrative services fee, based on the average daily net assets of each Portfolio of the Fund, as set forth in the table below:

AVERAGE DAILY NET ASSETS OF
PORTFOLIO                                FEE RATE INCLUDING WAIVER
Up to and including $500 million             0.10% (no waiver)
Over $500 million up to and including        0.09%
$750 million
Over $750 million up to and                0.08%
including $1 billion
Over $1 billion                            0.07%

A Portfolio will not be directly subject to the administrative services fee to the extent it invests in Underlying Portfolios. Because the Dynamic Asset
Allocation Portfolios generally invest all of their assets in Underlying Portfolios, the Dynamic Asset
Allocation Portfolios generally will not be directly subject to the administrative services fee. Because the Tactical Asset Allocation Portfolios generally invest at least 90% of their assets in Underlying
Portfolios, only 10% of their assets generally will be directly subject to the administrative services fee.
Because the AST Academic Strategies Asset Allocation
Portfolio generally invests approximately 65% of its assets in Underlying Portfolios, only 35% of its assets generally will be directly subject to the administrative services fee. In determining the administrative services fee, only assets of a Tactical
Asset Allocation Portfolio and the AST Academic
Strategies Asset Allocation Portfolio that are not invested in Underlying Portfolios will be counted as average daily net assets of the relevant Portfolio for purposes of the above-referenced breakpoints. This will result in a Portfolio paying higher administrative services fees than if all of the assets of the Portfolio were counted for purposes of computing the relevant administrative services fee breakpoints. The Underlying Portfolios in which the Dynamic Asset Allocation Portfolios, Tactical Asset
Allocation Portfolios, and AST Academic Strategies
Asset Allocation Portfolio invest, however, will be directly subject to the administrative services fee.

With respect to the AST QMA US Equity Alpha Portfolio,
"Other Expenses" includes dividend expenses on short sales and interest expenses on short sales.

2. The section of the Prospectus entitled "Fees And
Expenses Of The Portfolios" is hereby revised by deleting footnote (3) to the table titled "Annual Portfolio
Operating Expenses" and substituting new footnote (3) as set forth below:

(3) Effective as of July 1, 2008, Prudential
Investments LLC and AST Investment Services, Inc. have voluntarily agreed to waive a portion of their management fee and/or limit expenses (expressed as a percentage of average daily net assets) for certain
Portfolios of the Fund, as set forth in the table below. These arrangements may be discontinued or otherwise modified at any time.


PORTFOLIO                         FEE WAIVER AND/OR EXPENSE
                                          LIMITATION
AST American Century Income &
Growth                                     0.87%
AST Cohen & Steers Realty                  0.97%
AST High Yield                             0.88%
AST JPMorgan International Equity          1.01%
AST Large-Cap Value                        0.84%
AST Money Market                           0.56%
AST Neuberger Berman Mid-Cap
Growth                                     1.25%

Prudential Investments LLC and AST Investment
Services, Inc. have voluntarily agreed to waive a portion of their investment management fees and/or reimburse certain expenses for each of the AST CLS
Growth Asset Allocation Portfolio and the AST CLS
Moderate Asset Allocation Portfolio so that each Asset
Allocation Portfolio's investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, distribution fees, extraordinary expenses, and Underlying Portfolio fees and expenses) do not exceed 0.40% of such Asset
Allocation Portfolio's average daily net assets to $100 million; 0.35% of such Asset Allocation
Portfolio's average daily net assets from $100 million to $200 million; and 0.30% of such Asset Allocation
Portfolio's
average daily net assets over $200 million.

The Investment Managers also have voluntarily agreed to waive a portion of their investment management fees and/or reimburse certain expenses for each of the AST
Horizon Growth Asset Allocation Portfolio, the AST
Horizon Moderate Asset Allocation Portfolio, and the
AST Niemann Capital Growth Asset Allocation Portfolio so that each Asset Allocation Portfolio's investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, distribution fees, extraordinary expenses, and
Underlying Portfolio fees and expenses) do not exceed
0.40% of such Asset Allocation Portfolio's average daily net assets to $250 million; 0.35% of such Asset
Allocation Portfolio's average daily net assets from $250 million to $750 million; and 0.30% of such Asset
Allocation Portfolio's average daily net assets over $750 million. All of these arrangements are voluntary and may be discontinued or otherwise modified by the Investment Managers at any time without prior notice.

With respect to each of the AST Bond Portfolio 2015, AST Bond Portfolio 2018, AST Bond Portfolio 2019 and the AST Investment Grade Bond Portfolio, Prudential
Investments LLC and AST Investment Services, Inc. have voluntarily agreed to waive a portion of their investment management fees and/or reimburse certain expenses for the Portfolios so that each Portfolio's investment management fees plus other expenses
(exclusive in all cases of taxes, interest, brokerage commissions, distribution fees, and extraordinary expenses) do not exceed 1.00% of each Portfolio's average daily net assets for the fiscal year ending
December 31, 2008. These arrangements are voluntary and may be discontinued or otherwise modified by the Investment Managers at any time without prior notice.